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Exhibit 1(b)

                 Waterhouse Investors Cash Management Fund, Inc.

                              ARTICLES OF AMENDMENT

         Waterhouse Investors Cash Management Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Second Article of the Corporation's charter is hereby amended in its entirety to read as follows:

         The name of the corporation is Waterhouse Investors Family of Funds, Inc. (herein called the "Corporation").

         SECOND: The foregoing amendments of the charter of the Corporation have been approved by a majority of the Board of Directors of the Corporation without action of stockholders in accordance with Section 2-605(a)(4) of the Maryland General Corporation Law, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

         IN WITNESS WHEREOF: Waterhouse Investors Cash Management Fund, Inc., has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary on December 18, 1997.

                            Waterhouse Investors Cash Management Fund, Inc.

                            /s/ Christopher J. Kelley
                            ------------------------------------
                            Name:   Christopher J. Kelley
                            Title:  Vice President and Secretary

ATTEST:

/s/ Karen Jacoppo-Wood
--------------------------
Name:    Karen Jacoppo-Wood
Title:   Vice President and Assistant Secretary